CALGARY, ALBERTA -- (MARKETWIRE) -- June 17, 2009 -- Kodiak Energy, Inc. (OTCBB: KDKN, TSX-V: KDK) ("Kodiak" or the "Corporation") majority controlled subsidiary, Cougar Energy, Inc. ("Cougar"), Is pleased to announce that it has concluded a strategic long term financing agreement with a Swiss Private Equity Fund  ("the fund") focused on the Energy Sector  to develop its CREEnergy Joint Venture and other properties located in Western Canada.

Key components of the Cougar financing package include

1.  $1,500,000 in equity financing via a private placement of Cougar Shares - price of $1.30 per common share.

2.  Arrangement by the fund of a non-dilutive $5,000,000 development debt  financing.

3.  A $750,000 payment by the fund to Cougar to acquire the heavy oil rights on an equal basis with Cougar  plus  a 10% working interest in the conventional oil and gas opportunities when Cougar completes the nomination and leasing of the CREEnergy properties.  The Fund will be responsible for its share of all exploration and development costs following closing.

Kodiak currently owns 94% of Cougar and following  the above financing, if fully drawn; Kodiak will retain 81% of Cougar.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.
Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico. Through our private subsidiary, Cougar Energy, Inc.., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta. Additional information on Kodiak is at http://www.kodiakpetroleum.com.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta, Canada and is a privately held subsidiary of parent company, Kodiak Energy, Inc. The company's focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta. Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail: info@kodiakpetroleum.com
http://www.kodiakpetroleum.com